FOR IMMEDIATE RELEASE Hills Bank Announces Purchase Within Former ACT Campus to Support Long-Term Operations and Continued Community Investment HILLS, Iowa – May 15, 2026 — Hills Bank and Trust Company announced today that it has entered into an agreement for the purchase of a portion of the former ACT campus in Iowa City, consisting of the ACT Ferguson and Davidsen Buildings. The acquisition supports the bank’s long-term operational needs while preserving and repurposing a professional campus in the community. Hills Bank has experienced sustained growth over time and reached capacity across several existing facilities. The purchase provides an opportunity to consolidate operational teams in a single location with space to support collaboration, efficiency, and future growth. “This is a thoughtful long-term decision that reflects our continued growth and commitment to remaining an independent, locally based community bank, while reinvesting in a site that has long been an important part of the Iowa City area,” said Lisa Shileny, President and Chief Executive Officer of Hills Bank and Trust Company. “It positions us to support our employees, customers, and communities well into the future.” The bank’s location in Hills, where the bank has been rooted for more than a century, will remain the company’s headquarters, retaining its full-service branch, leadership presence, and customer-service teams. The ACT property provides additional capacity beyond the bank’s current needs, and Hills Bank plans to use the space deliberately over time, including housing operational teams, utilizing shared areas for training and development, and leasing portions of the campus. The bank also expects to explore meaningful ways the property could remain active and connected to the broader community, consistent with its operational needs and ongoing stewardship. About Hills Bank and Trust Company Founded in 1904, Hills Bank and Trust Company is an independent, locally owned community bank serving eastern Iowa.